IMMULABS CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

1. Purpose.

The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance and accounting that management or the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to the Corporation's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

a. Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

b. Review and appraise the audit efforts of the Corporation's independent accountants.

c. Provide an open avenue of communication among the independent accountants, financial and senior management and the Board. The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section 4 of this Charter.

2. Composition.

The Committee shall be comprised of two or more directors as determined by the Board, each of whom shall be independent directors. For purposes of this Charter, "independent directors" shall mean a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

a. (i) a director who is employed by the Corporation or any of its subsidiaries for the current year or any of the past three years;

(ii) a director who accepts any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year

other than compensation for Board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

(iii) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer (for purposes of this Charter, "immediate family" includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home);

(iv) a director who is a partner in, or controlling shareholder or executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation's securities) in any year that exceed 5% of the Corporation's or the business organization's consolidated gross revenues for that year, or $200,000, whichever is greater, in any of the past three years; and

(v) a director who is employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

b. All members of the Committee shall be able to read and understand financial statements, including the Corporation's balance sheets and related statements of operations and cash flows, and at least one member of the Committee shall have past employment experience in accounting or finance, requisite professional certification in accounting or other comparable experience or background such that such member is financially sophisticated. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

c. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and serve for a term of one year and until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

3. **Meetings.**

a. The Committee shall meet at least two times annually, or more frequently as circumstances dictate. Telephone conference call meetings are acceptable for this purpose. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss candidly any matters that the Committee or each of these groups believes should be discussed privately.

b The Committee Chair in conjunction with the Chief Financial Officer, or Treasurer, and Secretary, shall be responsible for ensuring that minutes of the Committee's meetings are prepared, maintained and circulated to the other members of the Board.

4. **Responsibilities and Duties.** To fulfill its responsibilities and duties the Audit Committee shall:

a. Documents/Reports Review

(i) Review and update this Charter periodically, as conditions dictate or as is otherwise reasonable in the circumstances.

(ii) Review with the independent accountants and management the Corporation's annual financial statements and related footnotes and any reports or other financial information submitted to any governmental body, or the public, and consider with the independent accountants the matters required to be discussed by Statement of Auditing Standards Nos. 61 and 71.

b. Independent Accountants

(i) Recommend to the Board of Directors the selection and retention of the independent accountants, subject to stockholder ratification, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. In this regard, the independent accountants shall be ultimately accountable to the Board and the Committee.

(ii) On an annual basis, obtain from the independent accountants a formal written statement delineating all relationships between the Corporation and the independent accountants consistent with Independence Standards Board Standard 1, and engage in an active dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity of the independent accountants. The Committee shall be responsible for taking, or recommending that the Board takes, appropriate action to oversee the independence of the independent accountants.

(iii) Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

(iv) Consult with the independent accountants about the adequacy of the Corporation's internal controls and the accuracy of the Corporation's financial statements.

3 of

c. Financial Reporting Processes.

(i) Review with management and with the independent accountants any significant judgments made in management's preparation of the financial statements.

(ii) Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

(iii) Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

(iv) Review any emerging accounting standards and issues affecting the Corporation.

(v) Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

(vi) Prepare the report required of the Committee for inclusion in the Corporation's annual proxy statement.

Adopted: ____________________, 2000

Approved by the Directors of the Company:

Benjamin Traub	Robert Seitz	Ellen Luthy
Richard Monson	Warren Gassi	